Exhibit 21.1

SUBSIDIARIES OF QUMU CORPORATION AS OF DECEMBER 31, 2014

Name	Jurisdiction of Incorporation	Percent Owned
Qumu, Inc.	California	100.0%
Qumu UK Holdings, Ltd.	United Kingdom	100.0%
Qumu UK Limited	United Kingdom	100.0%	(1)
Kulu Valley Limited	United Kingdom	100.0%	(2)
Qumu Japan Co., Ltd.	Japan	100.0%
Qumu (Singapore) Pte. Ltd	Singapore	100.0%
(1) Qumu UK Limited is 100% owned by Qumu UK Holdings, Ltd.
(2) Qumu Corporation owned 100% of Kulu Valley Limited as of December 31, 2014 and transferred 100% of its shares of Kulu Valley to Qumu UK Holdings, Ltd. during the first quarter 2015.